Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form F- 4 of our report  dated  April 13, 2011 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in the Form 20-F of TAM S.A., TAM Linhas Aéreas S.A. and TAM Capital Inc. (together “TAM”) for the year ended December 31, 2010.  We also consent to the reference to us under the headings “Experts” and “Selected Financial Data of TAM” in such Registration Statement.

/s/ PricewaterhouseCoopers

PricewaterhouseCoopers

Auditores Independentes

São Paulo, Brazil
November 11, 2011